Exhibit 99.1
AEROPOSTALE REPORTS NOVEMBER SALES RESULTS
New York, New York — November 29, 2006 — Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended November 25, 2006 increased 11.5% to $149.7 million, from $134.3 million for the four-week period ended November 26, 2005. The company’s comparable store sales increased 1.0% for the month, versus a comparable store sales increase of 7.3% last year.
Fiscal year to date, total net sales have increased 16.9% to $1.056 billion, from $903.4 million in the year-ago period. Fiscal year to date, comparable store sales increased 1.7%, versus a comparable store sales increase of 0.9% last year.
Julian R. Geiger, Chairman and Chief Executive Officer said, “We are pleased with our performance for the month, and are particularly pleased with the significant improvement in our gross margin and average unit retails. Over the important Friday and Saturday following Thanksgiving Day, we achieved a mid-single digit comparable store sales increase on top of the record 30% increase over the same period last year.”
The Company will be holding a conference call today at 11:00 A.M. EST to review its November sales and third quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and at www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The company currently operates 728 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.